Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Gladstone Capital Advisers, Inc. (incorporated in Delaware)

Gladstone Business Loan, LLC (organized in Delaware)

Gladstone Financial Corporation (incorporated in Delaware)

Defiance Integrated Technologies, Inc. (incorporated in Delaware)

Georgia Film Holdings, LLC (organized in Delaware)

Gladstone Metal, LLC (organized in Delaware)

Kansas Cable Holdings, Inc. (incorporated in Delaware)

Lindmark Holdings Corp. (incorporated in Delaware)

LYP Holdings Corp. (incorporated in Delaware)

Sunshine Media Group, Inc. (incorporated in Delaware)